Exhibit 99.2

IMMEDIATE	Contact:	Jeff Cole
+1-419-887-3535
jeff.cole@dana.com

Dana to Acquire Portion of Light-Vehicle Thermal Business from

Modine Manufacturing Company

Transaction enhances Power Technologies business with complementary products

MAUMEE, Ohio, Nov. 2, 2020 – Dana Incorporated (NYSE: DAN) announced today that it has signed a definitive agreement to purchase a portion of the thermal-management business of Modine Manufacturing Company’s (NYSE: MOD) automotive segment. The transaction further strengthens Dana’s Power Technologies business unit. The agreed purchase price is $1 with the assumption of certain financial liabilities.

Subject to customary regulatory approvals and other closing conditions, the transaction is expected to be completed in the first half of 2021 and will be consolidated within Dana’s Power Technologies segment. The acquisition balances the company’s current product portfolio by extending its offerings in chillers and water-charged air coolers, adding exhaust-gas recirculation, and expanding its manufacturing process capabilities.

The transaction brings numerous benefits to Dana, including:

•	adding approximately $300 million in revenue based on 2019 results, and is expected to contribute $30 million in adjusted EBITDA on a post-synergy basis;

•

increasing the scale of Dana’s Power Technologies business by approximately 30 percent, balancing the product portfolio with expanded thermal content, and leveraging complementary manufacturing processes and supply chains;

•	accelerating the company’s electrification strategy with electric-vehicle thermal technologies, a key source of market growth;

•	strengthening relationships with new and existing light-vehicle manufacturers; and

•	diversifying the global geographic footprint of Dana’s Power Technologies operations in the United States, Europe, and Asia.

“Dana’s in-house engineering and manufacturing of thermal-management technologies is an important differentiator, and this acquisition is synergistic to our current portfolio, making it a natural fit for our Power Technologies business,” said James Kamsickas, Dana chairman and CEO. “In addition to strengthening relationships with core customers in Europe and Asia, it presents opportunities to leverage our scale to expand business with new mobility manufacturers and optimize the business to deliver significant value to our shareholders.”

This acquisition includes eight manufacturing facilities with operations in China, Germany, Hungary, Italy, the Netherlands, and the United States. The business serves a global roster of original-equipment and new mobility vehicle manufacturers.

Citigroup Global Markets, Inc.; Hunton Andrews Kurth LLP; and Hogan Lovells served as advisers to Dana.

About Dana Incorporated

Dana is a world leader in providing power-conveyance and energy-management solutions that are engineered to improve the efficiency, performance, and sustainability of light vehicles, commercial vehicles, and off-highway equipment. Enabling the propulsion of conventional, hybrid, and electric-powered vehicles, Dana equips its customers with critical drive and motion systems; electrodynamic technologies; and thermal, sealing, and digital solutions.

In 2019, the company reported sales of $8.6 billion with 36,000 associates in 34 countries across six continents. Based in Maumee, Ohio, USA, and founded in 1904, Recognized by Forbes magazine as a World’s Best Employer, Dana has established a high-performance culture that focuses on its people, and the company has earned recognition around the world as a top employer. Learn more at dana.com.

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